Rennova Health ISSUES LETTER TO STOCKHOLDERS

WEST PALM BEACH, Fla. (August 28, 2017) – Rennova Health, Inc. (NASDAQ: RNVA) (NASDAQ: RNVAZ) (“Rennova” or the “Company”) today announced that Seamus Lagan, chief executive officer, has issued a letter to stockholders. The text is below.

August 28, 2017

To My Fellow Stockholders:

I would like to take this opportunity to update you on our activities and progress, and to share with you some insights into our Company’s direction through 2018. Importantly, by the end of 2017 we expect to have our corporate and business restructuring process complete!

On August 8, 2017, Big South Fork Medical Center, our hospital in Tennessee, opened its doors and marked the start of a new journey for Rennova, one where we will be providing needed services with less reliance on sales efforts and the associated costs. This hospital historically was profitable, with revenue of approximately $12 million in its last year of operation. To date Rennova has invested approximately $5 million in this project. Already patient visits are exceeding our expectations. We are looking to expand our hospital operations with the possible acquisition of other similar rural healthcare facilities and physician practices in adjacent areas.

The previously reported dramatic disruption in the toxicology diagnostics sector, which had been the Company’s primary business focus, forced many competitors out of the market. As a result of cost cutting and consolidation, Rennova is now exceptionally well positioned to see our innovative business model, stance on compliance and focused sales efforts once again deliver growth and results.

Over the past 18 months we have faced many challenges, all of which have been surmounted with persistence and confidence. The decrease in revenue and cash generation has required us to raise capital through the sale of equity securities to meet the needs of the business. We completed two public offerings in 2016 and have raised approximately $13 million in 2017. We expect that our business will continue to secure the necessary capital to complete the turnaround and final parts of our restructuring plan.

As of June 30, 2017, our balance sheet had negative stockholders’ equity of approximately $17 million, compared with negative $65 million as of March 31, 2017. This improvement is due in large part to changes in accounting practices for derivative liabilities, which are fully explained in our June 30, 2017 Form 10-Q filing with the Securities and Exchange Commission. Additionally, there were significant conversions of debt by existing debenture holders.

As we have previously informed you, as part of our plan to regain compliance with NASDAQ’s stockholders’ equity continued-listing requirement, in the near future Rennova intends to spin-off to its stockholders our genetic testing division, Advanced Molecular Services Group, Inc. (AMSG), and our IT and Software division, Health Technology Solutions, Inc. (HTS). To date we have invested more than $20 million in these businesses. Rennova’s Board has decided to spin-off these businesses directly to our stockholders in anticipation that the market will better appreciate the focused business plan and management of each division separately, while allowing Rennova to focus on its core competencies. In addition, we expect that we will be able to recognize our investment in these businesses as equity on our balance sheet, further reducing and largely curing the net equity deficiency and meeting the stockholders’ equity requirement of NASDAQ.

The opportunity for AMSG to grow pharmacogenomics testing and expand into oncology diagnostics – combining technology and informatics to provide meaningful interpretation of results while at the same time launching a mobile app-based platform to facilitate many exciting products in this space – is significant.

HTS has a well-established suite of software products and medical billing services that we believe can be grown from initial revenues into meaningful and profitable revenues within 12 to 18 months.

We look forward to our stockholders benefiting from improved stockholders’ equity in Rennova Health and enjoying direct ownership of shares in these divisions after the spin-off. We anticipate the spin-off process for both divisions will be completed in the coming months. We are excited about the opportunity to leverage the investment and products we have developed to date, and to grow revenue in these independent companies.

I would like to personally thank the board and all our stockholders for their continued support during this transition period.

Sincerely,

Seamus Lagan

Chief Executive Officer

Rennova Health, Inc.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA Investor Relations
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com